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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report


                  Filed pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) March 23, 1999



                             BRANDYWINE REALTY TRUST
                             -----------------------
             (Exact name of registrant as specified in its charter)




           MARYLAND                    1-9106                   23-2413352
(State or Other Jurisdiction        (Commission             (I.R.S. Employer
     of Incorporation)              file number)         Identification Number)



             14 Campus Boulevard, Newtown Square, Pennsylvania 19073
                    (Address of principal executive offices)


                                 (610) 325-5600
              (Registrant's telephone number, including area code)

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Item 5.  Other Events


(i)      Five Arrows Transaction:

         On April 19, 1999, Brandywine Realty Trust (the "Company") entered into an agreement with Five Arrows Realty Securities III L.L.C. ("Five Arrows"), an investment fund managed by Rothschild Realty Inc., a member of the Rothschild Group. The agreement provides for the sale by the Company of up to 4,375,000 preferred shares of beneficial interest, designated as 8.75% Series B Senior Cumulative Convertible Preferred Shares (the "Series B Preferred Shares") for an aggregate gross purchase price of $105 million ($24 per share) or $98,700,000, net of the offering discount.

         The Company will issue to Five Arrows 1,041,667 Series B Preferred Shares at the initial draw-down on or about April 23, and may sell the remaining 3,333,333 shares at up to three additional closings during 1999. The Company has agreed to sell a minimum of 2,291,667 shares to Five Arrows. At part of the transaction, Five Arrows acquired a seven-year warrant (the "Warrant") to purchase 500,000 common shares of beneficial interest ("Common Shares") at an exercise price of $24.00 per share.

         Distributions. Distributions on the Series B Preferred Shares are cumulative from the date of issuance and are payable quarterly at the greater of
(i) $0.525 per share and (ii) the amount of the quarterly distribution payable on the number of Common Shares into which a Series B Preferred Share is convertible. The Series B Preferred Shares rank pari passu as to distributions with the Company's currently outstanding 7.25% Series A Preferred Shares. The Company may not pay distributions on the Common Shares, or other shares that rank junior to the Series B Preferred Shares as to distributions, until all cumulative unpaid distributions on the Series B Preferred Shares have been paid.

         Conversion Feature / Antidilution Feature. Each Series B Preferred Share is immediately convertible at the option of the holder into one Common Share at a conversion price of $24 per Common Share. The conversion price of the Series B Preferred Shares, and the exercise price of the Warrant, are subject to reduction if the Company issues Common Shares or securities convertible into Common Shares at less than $24 per share during the twenty-four month period ending April 19, 2001, subject to exceptions, including shares issued to acquire additional office or industrial properties and shares issued to acquire 100% of a public company whether by merger, consolidation or exchange offer.

         Liquidation Preference. The liquidation value of each Series B Preferred Share equals $24 plus accrued distributions. The Series B Preferred Shares rank pari passu upon liquidation with the Company's 7.25% Series A Preferred Shares.

         Mandatory Conversion into Common Shares. At any time on or after April 19, 2004, the Company may require the conversion of the Series B Preferred Shares into Common Shares if


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the Common Shares have traded, during any consecutive 90-day period following such date, at a price in excess of 130% of the conversion price and the Common Shares to be issued are freely transferable and listed on the New York Stock Exchange.

         Redemption at Company's Option. The Company may, at its option, redeem all (but not less than all) of the outstanding Series B Preferred Shares at any time on or after April 19, 2007 for $24 per share plus accrued distributions. In addition, the Company has the option to redeem up to $50 million of Series B Preferred Shares prior to April 19, 2000 at a per share price of $22.44 plus accrued distributions so long as, after the redemption, at least $55 million of Series B Preferred Shares remain outstanding. Alternatively, the Company may elect to issue no more than $55 million of Series B Preferred Shares on the condition that it pays Five Arrows $0.44 for each share not issued.

         Redemption upon Change of Control and Other Events. If the Company experiences a change of control, becomes a closely-held or a Pension-held REIT, or fails to qualify as a REIT, in each case other than through action of Five Arrows, Five Arrows has the right to require the Company to purchase the outstanding Series B Preferred Shares for $24.48 per share plus accrued distributions. Under certain circumstances, the Company may, in lieu of making such payment, revise the conversion ratio so that, based on the then current market price of the Common Shares, each Series B Preferred Share will thereafter be convertible into that number of Common Shares having an aggregate market value equal to at least $28.80. In certain transactions involving a merger or consolidation of the Company as to which holders of Series B Preferred Shares have a separate voting right, holders who do not vote in favor of the transaction will have the right to require the Company to redeem their shares for $24.96 per share plus accrued distributions.

         Voting Rights. Five Arrows has the right to vote on all matters as a single class with holders of Common Shares, and as a separate class on certain matters affecting the rights of the Series B Preferred Shares. So long as Five Arrows beneficially owns at least 50% of the outstanding Series B Preferred Shares, Five Arrows has the right to appoint one member to the Board of Trustees. In the event that the Company (i) fails to pay distributions on Common Shares equal to at least $0.32 for two consecutive quarters, (ii) reduces the annual distribution on its Common Shares to below $1.28 per share, (iii) fails to pay timely distributions on the Series B Preferred Shares, (iv) is in material default of it credit facility or (v) fails to maintain a debt service coverage ratio of at least 1.25 or a debt to market capitalization ratio no higher .70, then Five Arrows will have the right to appoint a second member to the Board of Trustees. In addition, certain mergers, consolidations and similar transactions require a favorable vote of the Series B Preferred Shares. However, because each holder of Series B Preferred Shares will have the right to require the Company to redeem its shares, as indicated above, the documents provide that even if holders of Series B Preferred Shares do not vote in favor of the transaction, the Company will be permitted to consummate the transaction, and certain specified approval rights of the Series B Preferred Shares will thereupon terminate.


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         Transfer and Certain Other Restrictions. Until April 19, 2000, Five
Arrows may not transfer the Series B Preferred Shares, the Warrant or any Common Shares obtained upon conversion of the Series B Preferred Shares or exercise of the Warrant, except to affiliates, who will be similarly restricted. In addition, so long as a designee of Five Arrows occupies a seat on the Company's Board of Trustees, Five Arrows may not increase its equity ownership in the Company without the Company's consent or commence a tender or exchange offer or become involved in a proxy contest.

         Registration Rights. None of the Series B Preferred Shares nor the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of the Warrant has been registered under the Securities Act of 1933 or any state securities laws, and none of such securities may be offered and sold in the United States absent registration or an applicable exemption from registration. Five Arrows may make two written demands on the Company to register the Series B Preferred Shares, the underlying Common Shares and the Common Shares issued or issuable upon exercise of the Warrant (collectively, "Registrable Securities"). Five Arrows has also been granted piggyback registration rights and the right to have the Company maintain a shelf registration covering its securities.

         Use of Proceeds. The Company expects to use the net proceeds from the sale of Series B Preferred Shares to repay outstanding indebtedness and to fund continued growth. The Company will contribute the net proceeds from the Series B Preferred Shares to Brandywine Operating Partnership, L.P. (the "Operating Partnership") in exchange for the issuance by the Operating Partnership to the Company of a newly created class of limited partnership interest designated as the Series C Preferred Mirror Units (the "Mirror Units"). The stated value of each Mirror Unit is $24. The distribution rights and the distribution and liquidation preferences of the Mirror Units "mirror" those of the Series B Preferred Shares. Upon conversion of Series B Preferred Shares into Common Shares, an equal number of Mirror Units will convert into an equal number of Class A Units of the Operating Partnership. Upon redemption of Series B Preferred Shares for cash, an equal number of Mirror Units will be canceled.

         Copies of the principal documents executed by the Company in connection with the issuance of the Series B Preferred Shares are included with this Form 8-K as exhibits 3.1, 10.1, 10.2, 10.3 and 10.4. Reference is made to these documents for a more detailed description of the Series B Preferred Shares.

(ii)     Merrill Lynch Loan:

         On March 26, 1999, two subsidiaries of the Company (collectively, the "Borrowers") closed on a mortgage loan financing (the "Financing"). Under the Financing, the Borrowers borrowed an aggregate of $75.0 million from Merrill Lynch Mortgage Capital, Inc. at a blended interest rate of LIBOR plus 2.50% per annum with a maturity of March 31, 2002. To offset the risks of a variable interest rate, the Borrowers have purchased, through Merrill Lynch, a two year interest rate cap agreement that protects the Borrowers in the event that the LIBOR exceeds 6.25%. The Borrowers have also obtained an interest rate agreement that commences in two

                                      -4-

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years and protects the Borrower until the maturity date of the Financing in the event that the LIBOR exceeds 7%. The Financing is secured by two properties owned by Brandywine Trenton Urban Renewal, L.L.C. located in Trenton, New Jersey, known as 33 West State Street and Capital Center, and by three properties which are ground leased by Brandywine Berwyn SPE, L.P. located in Berwyn, Pennsylvania, known as 100, 200 and 300 Berwyn Park. The Financing is nonrecourse to the Borrowers except in certain limited circumstances. The Operating Partnership has guaranteed those limited obligations that are recourse to the Borrowers. Seventy million dollars of the proceeds of the Financing were used to repay the remaining amounts outstanding under the bridge loan from NationsBank. The documentation executed to effect the Financing contains certain covenants which the Company believes to be customary for secured, nonrecourse real estate financings such as the Financing.





                                      -5-

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(iii)    Property Sales:

          During March 1999, the Company consummated the sale of three office properties containing approximately 323,671 net rentable square feet for an aggregate sales price of $23.8 million. The property sales were made through three separate transactions as follows:

          o On March 23, 1999, the Company sold one office property located in Bristol, Pa. (known as 180 Rittenhouse Circle) containing 96,000 net rentable square feet for approximately $8.8 million.

          o On March 25, 1999, the Company sold one office property located in Blue Bell, Pa. (known as 1720 Walton Road) containing 15,918 net rentable square feet for approximately $2.0 million.

          o On March 31, 1999, the Company sold one office property located in Bryn Athyn, Pa. (Buildings 1-14, Mason's Mill Business Park) containing 211,753 net rentable square feet for approximately $13.0 million.




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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits.

              3.1 - Articles Supplementary of the Company dated April 19, 1999 creating the Company's Series B Cumulative Convertible Preferred Shares.

              10.1 -Investment Agreement dated as of April 19, 1999 between the Company and Five Arrows.

              10.2 -Warrant dated April 19, 1999 issued to Five Arrows.

              10.3 -Operating Agreement dated as of April 19, 1999 between the Company and Five Arrows.

              10.4 -Agreement and Waiver dated as of April 19, 1999 between the Company and Five Arrows.






                                      -7-
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                                    SIGNATURE
                                    ---------

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          BRANDYWINE REALTY TRUST


Date: April 26, 1999                      By:    /s/ Gerard H. Sweeney
                                                 ---------------------
                                          Title:  President and Chief
                                                  Executive Officer